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                                                                   Exhibit 10(h)
                                                                   -------------
                             PENSION PLAN AGREEMENT
                                    Between
                   Kleber and Bindemittel-Gesellschaft m.b.H
                            4600 Wels, Kaplanstr. 30
                           - hereinafter "Company" -

                                      and

               Dr. Hermann Lagally, 4600 Wels, Schafwiesenstr.70
                       - hereafter "Managing Director" -

the following Pension Agreement has been concluded:

    1 The Managing Director will receive at the date of his retirement - at the earliest at age 63 - a monthly pension of 1% of his average monthly salary during the last 5 years (on the basis of 12 monthly salaries per annum) prior to retirement, multiplied by the number of years of service as of April 1, 1973.

       Service years as of age 65 will not be considered.

    2 In case of disability or death prior to the age of 65 the pension will be calculated on the basis of the number of years of service the Managing Director would have achieved at the age of 65. The average monthly salary will be based on the last twelve months prior to disability or death. As of age 61 the average monthly salary will be based on the monthly salaries received in the period from the age of 60 until the moment of disability or death.

       Disability is proven when entitlement for the statutory disability pension exists.

    3 Pension payments resulting from this Agreement as well as statutory social security may not exceed 75% of the average gross income received during the last 5 years prior to becoming eligible for pension payment.

    4  In case of death of the Managing Director

       a) after the age of 63 the widow is entitled to 60%, a full orphan to 25% and a half orphan to 12.5% of the pension the Managing Director would have been entitled to in accordance with Section 1 of this Agreement

       b) In case of pension entitlements due to disability or death prior to the age of 65, the survivors remain entitled to the same pension percentages as described under Section 4(a), but the pension will be calculated in accordance with Section 2 of this Agreement.
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       c)  The entitlement to survivor pension (widow pension) exists when the
           Managing Director was married for at least 3 years at the moment of this death and marriage was entered before retirement.

           Orphan pension will be paid to natural or adopted children until the age of 18. In case orphans have not yet completed their professional education, orphan pension can be paid until the age of 25.

    5 Any indemnity payment by the Company that the Managing Director might be legally entitled to when leaving the Company will be offset against pension payments, in this way that pension payments start after expiration of the indemnity period.

    6 The Company is confident to be able to maintain and fulfill its pension obligations in full. However, the Company reserves the right to cut pension payments in full or in part when its financial position has undergone a lasting deterioration in such a substantial manner that maintaining the agreed pension payments can no longer be reasonably expected and would constitute an endangerment of the Company's viability.

Kleber and Bindermittel-Gesellschaft m.b.H represented by its sole Quotaholder
ISAR-RAKOLL CHEMIE Ges.mbH Munchen


/s/Dr. Voigt                          /s/Lehmann
----------------------------          -----------------------------
(Dr. Voigt)                           (Lehmann)


February 5, 1980   /s/Dr.Hermann Lagally
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(Date and signature of Managing Director)


P.S.: Apart from the aforesaid the valid and relevant articles of the general Company Pension Plan for the ISAR-RAKOLL CHEMIE Ges.mbH Munich employees are applicable.


On behalf of H.B. Fuller Company, I acknowledge that the above is a fair and accurate translation of the Pension Plan Agreement between Kleber and Bindemittel-Gesellschaft, Ges.mbH and Dr. Hermann Lagally.

                                    /s/Walter Kissling
                                    ----------------------------------------
                                    Walter Kissling
                                    President, Chief Executive Officer